EXHIBIT 99.(2)(a)(ix)
ARTICLES OF AMENDMENT DATED 05/18/04


                       BOULDER GROWTH & INCOME FUND, INC.

                              ARTICLES OF AMENDMENT

     THIS IS TO CERTIFY THAT:

     FIRST: The charter (the "Charter") of Boulder Growth & Income Fund, Inc., a Maryland corporation (the "Corporation"), is hereby amended by repealing the second sentence of Article VI, Paragraph 2 of the Charter, and replacing it with the following paragraph in lieu thereof:

     The directors shall be elected at each annual meeting of the stockholders commencing in 2004, except as necessary to fill any vacancies, and each director elected shall hold office until his or her successor is duly elected and qualifies, or until his or her earlier resignation, death or removal.

     SECOND: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

     THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 18th day of May, 2004.

ATTEST:                                       Boulder Growth & Income Fund, Inc.


/s/Nicole Murphey                             /s/ Stephen C. Miller
Assistant Secretary                           President